1. Name and Address of Reporting Person
   Barasch, Richard A.
   6 International Drive
   Rye Brook, NY 10573
   USA
2. Issuer Name and Ticker or Trading Symbol
   Universal American Financial Corp. (UHCO)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   12/2002
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   |         +-----------+---+----------+   Year       |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |         |Amount     |A/D|Price     |              |   (I)     |   ship     |
+------------------------------+----------+----------+---------+-----------+---+----------+--------------+-----------+------------+
Common Stock                    12/31/2002            J <F1>    440         A   $0.0000    1068291        D
Common Stock                                                                               0              I           Daughter
                                                                                                                      (Emil)
Common Stock                                                                               32830          I           Son
                                                                                                                      (Benjamin)
Common Stock                                                                               423977         I           Wife
Common Stock                                                                               0              I           Tara
                                                                                                                      Acquisition
Common Stock                                                                               39730          I           Daughter
                                                                                                                      (Natalie)
Common Stock                                                                               409561         I           Barasch
                                                                                                                      Universal
                                                                                                                      Trust
Common Stock                                                                               0              I           Norman
                                                                                                                      Barasch
Common Stock                                                                               34774          I           Daughter
                                                                                                                      (Emily)
Common Stock                                                                               16376          I           Tara
                                                                                                                      Acquisition
                                                                                                                      LLC
Common Stock                                                                               67744          I           Norman
                                                                                                                      Barasch Trust
                                                                                                                      #1
Common Stock                                                                               406297         I           Norman
                                                                                                                      Barasch Trust
                                                                                                                      #2

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   |Day/   |Day/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|at End |direct |Owner-|
|Security  |Security|Year)  |Year)  |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |of Year|(I)    |ship  |
+----------+--------+-------+-------+---------+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Stock       $2.2                                                      12/10/2006 Common                      40000   D
Options                                                                          Stock
(Right to
buy)
Stock       $2.25                                                     12/08/2008 Common                      25000   D
Options                                                                          Stock
(Right to
buy)
Stock       $2.48                                                     12/14/2005 Common                      20000   D
Options                                                                          Stock
(Right to
buy)
Stock       $2.62                                                     05/28/2008 Common                      143000  D
Options                                                                          Stock
(Right to
buy)
Stock       $3.03                                                     12/09/2007 Common                      25000   D
Options                                                                          Stock
(Right to
buy)
Stock       $3.15                                                     08/01/2009 Common                      600000  D
Options                                                                          Stock
(Right to
buy)
Stock       $3.33                                                     06/14/2004 Common                      20000   D
Options                                                                          Stock
(Right to
buy)
Stock       $3.88                                                     02/28/2011 Common                      37500   D
Options                                                                          Stock
(Right to
buy)
Stock       $4.09                                                     04/01/2010 Common                      37500   D
Options                                                                          Stock
(Right to
buy)
Stock       $6.45                                                     03/28/2012 Common                      25000   D
Options                                                                          Stock
(Right to
buy)

Explanation of Responses:

<F1>
Shares purchased through 401(k) plan.

SIGNATURE OF REPORTING PERSON
/s/ Richard A. Barasch

DATE
02/13/2003